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                          BENCHMARK ELECTRONICS, INC.

                            STATEMENT OF RESOLUTION
                         ESTABLISHING SERIES OF SHARES

         Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, Benchmark Electronics, Inc., a Texas corporation (the "Corporation"), submits the following statement for the purpose of establishing a series of shares and fixing and determining the designations, preferences, limitations and relative rights thereof:

         1.      The name of the corporation is Benchmark Electronics, Inc.

         2. The following recitals and resolutions, establishing a series of shares and fixing and determining the designations, preferences, limitations and relative rights thereof, were duly adopted by the Board of Directors of the Corporation on _____________ __,1996:

                 WHEREAS, Section 4.1 of the Articles of Incorporation of the Corporation authorizes 10,000,000 shares of a class of common stock, par value $.10 per share ("Common Stock"), issuable from time to time, and 5,000,000 shares of a class of preferred stock, par value $.10 per share, issuable from time to time in one or more series; and

                 WHEREAS, pursuant to Section 4.2 of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation is authorized to fix and determine the designation, preferences, limitations and relative rights of any series of preferred stock and to fix the number of shares constituting such series and to increase or decrease the number of shares of any such series (but not below the number of shares then outstanding); and

                 WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority described above, to establish a series of preferred stock and to fix and determine the designation, preferences, limitations and relative rights thereof:

                 NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby establishes a series of preferred stock of the Corporation and fixes and determines the designation, preferences, limitations and relative rights thereof as follows:

                                   ARTICLE I

                 The series shall be designated as Mandatorily Convertible Preferred Stock, Series A (hereinafter called "Series A Preferred Stock").

                                   ARTICLE II

                 The number of shares of Series A Preferred Stock is 250,000, par value of $.10 per share, which number of shares the Board of Directors may increase or decrease but may not decrease below the number of shares of Series A Preferred Stock outstanding.



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                                  ARTICLE III

                 1. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up, rank prior to the Common Stock and to any other series of preferred stock that is expressly made junior to the Series A Preferred Stock. All equity securities of the Corporation to which the Series A Preferred Stock ranks prior, including the Common Stock, are collectively referred to herein as the "Junior Securities," all equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity, if any, are collectively referred to herein as the "Parity Securities" and all equity securities of the Corporation to which the Series A Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise, if any, are collectively referred to herein as the "Senior Securities." The Series A Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities; provided, however, that during the time that any shares of Series A Preferred Stock are issued and outstanding the Corporation shall not issue any Parity Securities or Senior Securities without the consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

                 2.       Dividends.

                          2.1 Dividend Amount; Payment of Dividends. In the event that all outstanding shares of Series A Preferred Stock have not been converted into Common Stock pursuant to
                 Section 4 of this Article III within 120 days after the date shares of Series A Preferred Stock are first issued (the "Issuance Date"), but only in such event, the holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share accruing from the Issuance Date in an amount equal to $___ (the "Annual Dividend") [to be an amount equal to 4% of the lesser of the Benchmark Measurement Price and the Closing Price as defined in the Agreement and Plan of Merger dated as of March 27, 1996 by and among the Corporation, Electronics Acquisition, Inc., EMD Technologies, Inc., David H. Arnold and Daniel M. Rukavina], payable quarterly in arrears on or before the 45th day after the last day of each calendar quarter for which such dividends are payable (each a "Dividend Period"); provided, however, that the Annual Dividend set forth above shall increase by $_____ [to be an amount equal to 2% of the lesser of the Benchmark Measurement Price and the Closing Price] on each anniversary of the Issuance Date; provided, however, that the Annual Dividend shall in no event exceed $____ [an




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                 amount equal to 12% of the lesser of the Benchmark Measurement
                 Price and the Closing Price].

                          If any dividend payment date shall be or be declared
                 a national or Texas State holiday, or if banking institutions in the State of Texas shall be closed because of a banking moratorium or otherwise on such date, then such dividend shall be paid on the next succeeding day on which such banks shall be open. Each such dividend will be payable to holders of record as they appear on the stock transfer records of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series A Preferred Stock shall accrue (whether or not declared) on a daily basis and shall be cumulative (whether or not in any Dividend Period there shall be funds of the Corporation legally available for the payment of such dividends). The first dividend shall accrue from the Issuance Date through the end of the first calendar quarter to end after the expiration of 120 days after the Issuance Date, and subsequent dividends shall accrue on a daily basis during the Dividend Period for which they are payable. Accrued and unpaid dividends shall not bear interest unless such dividends remain unpaid after 45 days after the end of the Dividend Period for which such dividends are payable, in which case such accrued and unpaid dividends shall bear interest at an annual rate of 12%. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series A Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30- day months. Notwithstanding the foregoing, if the Series A Preferred Stock shall have been converted into Common Stock pursuant to Section 4 of this Article III within 120 days of the Issuance Date, no dividends shall accrue or be payable.

                          2.2 Dividends on Other Securities. No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period and no Parity Securities shall be redeemed, purchased or otherwise acquired for any consideration, nor may any money be paid to or made available for a sinking fund for the redemption of any Parity Securities by the Corporation unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Series A Preferred Stock for all Dividend Periods ending on or prior to the date of payment of any such dividend on, or redemption or purchase of, any Parity Securities. If any dividends are not paid or set apart in full, as aforesaid, upon the shares of the Series A




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                 Preferred Stock and any Parity Securities, all dividends
                 declared upon the Series A Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such Parity Securities bear to each other. Unless full cumulative dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment for all Dividend Periods ending on or prior to the date of payment thereof, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other Junior Securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into or exchangeable for, Common Stock or any other Junior Securities), nor shall any Common Stock nor any other Junior Securities be redeemed, purchased or otherwise acquired for any consideration, nor may any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such securities, by the Corporation, except by conversion into or exchange for Junior Securities. Holders of the shares of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, stock or other property, in excess of full cumulative dividends as provided in Section 2.1. Subject to the foregoing, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities or Parity Securities, and may redeem, purchase or otherwise acquire out of funds legally available therefor any Junior Securities, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

                          2.3 Order of Crediting Payments. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series A Preferred Stock.

                          2.4 Pro Rata Payments. All dividends paid with respect to shares of the Series A Preferred Stock pursuant to this Section 2 shall be paid pro rata to the holders entitled thereto.

                          2.5 Priority. Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in this Section 2 in preference to and in priority over any dividends payable in respect of any of the Junior Securities.

                 3.       Liquidation Preference.

                          3.1 Liquidation Amount. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the rights of the holders of any Senior Securities, before any of the assets of the





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                 Corporation shall be distributed among or paid over to the holders of any Junior Securities, the holders of shares of Series A Preferred Stock shall be entitled to receive an amount per share equal to $_____ [to be an amount equal to the lesser of the Benchmark Measurement Price and the Closing Price] plus any and all accrued but unpaid dividends thereon, and shall not be entitled to any other or additional distribution.

                          3.2    Ratable Distribution.  If upon such
                 liquidation, dissolution or winding up, whether voluntary or involuntary, the assets available for distribution among the holders of shares of Series A Preferred Stock and holders of Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the assets of the Corporation available for distribution among the holders of shares of Series A Preferred Stock and holders of Parity Securities shall be distributed ratably among such holders in proportion to the full amounts to which they would otherwise be entitled.

                          3.3 Inapplicability. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation that does not involve a distribution by the Corporation of cash or other property to the holders of shares of the Common Stock, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

                 4. Conversion. The Series A Preferred Stock is convertible into Common Stock as follows:

                          4.1 Mandatory Conversion. Each share of Series A Preferred Stock shall be converted automatically, for no additional consideration and without any further action on the part of the holders thereof, into one share of Common Stock, subject to adjustment pursuant to Section 4.3, upon the approval by the shareholders of the Corporation of the issuance of the Common Stock issuable upon the conversion of the Series A Preferred Stock. In the event that such conversion occurs more than 120 days after the Issuance Date, the holders of Series A Preferred Stock shall be entitled, upon conversion, to payment of any accrued but unpaid dividends on the Series A Preferred Stock.

                          4.2    Mechanics of Conversion.  As soon as
                 practicable after the approval by the shareholders of the Corporation of the issuance of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall surrender the certificate or certificates for the Series A



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                 Preferred Stock held by them, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock. The Corporation shall, as soon as practicable after surrender of a certificate formerly representing shares of Series A Preferred Stock, issue and deliver to the holder thereof a certificate or certificates for the number of shares of Common Stock into which the shares represented by such certificate have been converted pursuant to Section 4.1. Holders of Series A Preferred Stock whose certificates have been lost, stolen or destroyed may nevertheless obtain certificates representing the shares of Common Stock into which their shares of Series A Preferred Stock have been converted by delivering to the Corporation and any transfer agent for the Series A Preferred Stock a statement certifying such loss, theft or destruction and providing for indemnity reasonably satisfactory to the Corporation and any transfer agent against any loss or expense either of them may incur as a result of such lost, stolen or destroyed certificate being thereafter surrendered to either of them. Conversion of the Series A Preferred Stock into Common Stock shall for all purposes be deemed to have occurred upon the approval by the shareholders of the Corporation of the issuance of the shares of Common Stock into which the shares of Series A Preferred Stock are convertible, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after such approval.

                          4.3 No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, stock split, stock dividend or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the performance of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment. Without limiting the foregoing, (a) if, prior to the conversion pursuant to this Section 4 of all outstanding shares of Series A Preferred Stock into Common Stock, the Corporation shall effect, with respect to the Common Stock, a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, a stock split (including a reverse split), a combination of shares, a recapitalization or other increase or reduction of the number of shares of the Common Stock outstanding without receiving consideration therefor in money, services or property, the number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible pursuant to this
                 Section 4 shall (i) in the event of an increase in the number of outstanding shares of Common Stock be proportionately increased or (ii) in the event of a reduction in the





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                 number of outstanding shares of Common Stock, be
                 proportionately reduced, and (b) if, prior to the conversion pursuant to this Section 4 of all outstanding shares of Series A Preferred Stock into Common Stock, the Corporation shall engage in any reorganization, recapitalization, transfer of assets, consolidation, merger or other action (other than an action described in clause (a) above) pursuant to which shares of Common Stock are being exchanged for or converted into other securities, money or other property, or the right to receive any of the foregoing, the holders of shares of Series A Preferred Stock shall be entitled to receive in such transaction the same securities, money or other property, or right to receive the same, as such holders would have received had the Series A Preferred Stock been converted into Common Stock immediately prior to the effectiveness of such transaction.

                          4.4 Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any share of Series A Preferred Stock. If, upon conversion of any share of Series A Preferred Stock, the registered holder would, except for this Section 4.4, be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share multiplied by that fraction the numerator of which is ______ [the lesser of the Benchmark Measurement Price and the Closing Price] and the denominator of which is the number of shares of Common Stock into which each share of Series A Preferred Stock is being converted shall be paid by the Corporation in cash to such registered holder.

                          4.5    Reservation of Shares.  The Corporation
                 shall, so long as any share of Series A Preferred Stock shall remain outstanding, at all times reserve and keep available, free from preemptive rights, out of its authorized capital stock, for the purpose of issue upon conversion of the Series A Preferred Stock, the full number of shares of Common Stock then issuable upon conversion of all outstanding shares of Series A Preferred Stock. Prior to issuance of any shares of Series A Preferred Stock, the Corporation shall file a listing application for the listing, upon official notice of issuance, of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock on the American Stock Exchange or other exchange on which the Common Stock is listed for trading.

                          4.6 Validity of Shares. The Corporation will from time to time take all such actions as may be required to ensure that all shares of Common Stock which may be issued upon conversion of any share of Series A Preferred Stock will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof; and, without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be required to ensure either
                 (i) that the par value per share, if any, of





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                 the Common Stock is at all times equal to or less than the then current par value per share of the shares of Series A Preferred Stock divided by the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, or (ii) that an amount be credited to the capital account of the Corporation from surplus so that, upon conversion of the Series A Preferred Stock, a sufficient amount will be credited to the Corporation's capital account.

                          4.7 Taxes. The Corporation will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock.

                 5. Voting Rights. The holders of shares of Series A Preferred Stock shall be entitled to vote such shares along with holders of Common Stock as if such shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such vote on any proposal on which holders of Common Stock are entitled to vote relating to a merger, consolidation, statutory share exchange, reorganization, reclassification or other extraordinary corporate transaction. Except as provided in the foregoing sentence and as required by the Texas Business Corporation Act, as now or hereafter in effect, holders of shares of Series A Preferred Stock shall have no voting rights with respect to such shares.

                 6. Status of Converted or Redeemed Stock. In case any shares of Series A Preferred Stock shall be converted pursuant to
         Section 4 hereof or redeemed, purchased or otherwise acquired by the Corporation, the shares of Series A Preferred Stock so converted, redeemed, purchased or acquired shall be canceled and shall have the status of authorized but unissued shares of the Corporation's preferred stock, unclassified as to series. No share of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

IN WITNESS WHEREOF, the undersigned has executed this statement and does affirm the foregoing as true under penalty of perjury this ____ day of __________________, 1996.


                                        By: ___________________________________
                                        Name:__________________________________
                                        Title:_________________________________






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